Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces
First Quarter 2020 Financial Results

Net Investment Income of $0.41 Per Share
Record Investment Portfolio of $713.2 Million as of March 31, 2020
DECLARES SECOND QUARTER 2020 DISTRIBUTION OF $0.36 PER SHARE
Menlo Park, Calif., May 6, 2020 - TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” “TPVG,” “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in technology and other high growth industries, today announced its financial results for the first quarter ended March 31, 2020 and the declaration by its Board of Directors of its second quarter 2020 distribution of $0.36 per share.

First Quarter 2020 Highlights

▪	Earned net investment income of $12.2 million, or $0.41 per share;

▪	Signed $79.5 million of term sheets with venture growth stage companies at TriplePoint Capital LLC (“TPC”), and TPVG closed $102.6 million of new debt commitments to venture growth stage companies;

▪	Funded $78.8 million in debt investments to 11 portfolio companies with a 13.4% weighted average annualized portfolio yield at origination;

▪	Raised $78.2 million of net proceeds from the public issuance of 5.75 million shares of common stock;

▪	Raised $70.0 million in aggregate principal amount from the private issuance of 4.50% institutional notes due 2025, initially assigned a BBB rating by DBRS, Inc.;

▪	Achieved a 12.7% weighted average annualized portfolio yield on total debt investments for the quarter;

▪	Realized a 12.2% return on average equity, based on net investment income during the quarter;

▪	TPVG portfolio company Casper Sleep, Inc. completed a $100 million initial public offering;

▪	Net asset value of $395.0 million, or $12.85 per share, at March 31, 2020;

▪	Ended the quarter with a 1.02x leverage ratio;

▪	Declared a second quarter distribution of $0.36 per share, payable on June 30, 2020; bringing total declared distributions to $9.24 per share since the Company’s initial public offering; and

▪
Subsequent to the end of the quarter, the Company’s investment adviser, TriplePoint Advisers LLC, provided TPVG with an unsecured revolving credit line of up to $50.0 million, with $25.0 million available at close and an accordion feature for an additional $25.0 million.

“We are grateful for the support and collaboration of our employees, our portfolio companies, our select group of venture capital firms, and other members of the venture community during the COVID-19 pandemic,” said Jim Labe, chairman and chief executive officer of TPVG, adding “We believe that the strength of the venture capital ecosystem and our venture lending business, as well as the resilience of our portfolio companies, are never more evident than when they are tested. Even in a time of global crisis, we are able to build on that foundation and work toward a bright future for venture growth stage financing.”

“Our strong and diversified balance sheet, supported by proactive capital-raising here in 2020, puts us in a position of strength in this challenging environment,” said Sajal Srivastava, president and chief investment officer of the Company. “We will continue to deploy our capital and grow our investment portfolio in a disciplined fashion to maximize returns to our shareholders.”

PORTFOLIO AND INVESTMENT ACTIVITY

During the first quarter of 2020, the Company entered into $102.6 million of new debt commitments with seven companies, funded debt investments totaling $78.8 million to 11 companies, acquired warrants valued at $1.1 million in ten companies and made equity investments totaling $1.4 million in two companies. Debt investments funded during the quarter carried a weighted average annualized portfolio yield of 13.4% at origination. During the quarter, the Company had $1.0 million of principal prepayments and scheduled principal amortization and repayments of $5.8 million. The weighted average annualized portfolio yield on total debt investments for the first quarter was 12.7%. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.1
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[1]	Please refer to the table included on the last page of this press release for further discussion of the Company’s weighted average portfolio yields.

As of March 31, 2020, the Company held debt investments with 40 portfolio companies, warrants in 60 portfolio companies and equity investments in 21 portfolio companies. The total cost and fair value of these investments were $737.7 million and $713.2 million, respectively.

Total portfolio investment activity for the three months ended March 31, 2020 and 2019 was as follows:

	For the Three Months Ended March 31,
(dollars in thousands)	2020	2019
Beginning portfolio at fair value	$653,129	$433,417
New debt investments, net(a)	77,025	87,639
Scheduled principal payments from debt investments	(5,813)	(12,960)
Early principal payments, repayments and recoveries	(1,000)	(57,553)
Accretion of debt investment fees	3,782	3,235
Payment-in-kind coupon	852	771
New warrant investments	1,074	1,814
New equity investments	1,420	500
Proceeds and dispositions of investments	—	(322)
Net realized gains (losses)	(289)	(29)
Net unrealized gains (losses) on investments	(17,025)	1,183
Ending portfolio at fair value	$713,155	$457,695
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(a)	Debt balance is net of fees and discounts applied to the loan at origination.

SIGNED TERM SHEETS

During the first quarter of 2020, TPC entered into $79.5 million of non-binding term sheets to venture growth stage companies. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with TPC’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company.

UNFUNDED COMMITMENTS

As of March 31, 2020, the Company’s unfunded commitments totaled $209.0 million, of which $41.0 million was dependent upon portfolio companies reaching certain milestones. Of the $209.0 million of unfunded commitments, $173.0 million will expire during 2020 and $36.0 million will expire during 2021, if not drawn prior to expiration. Since these commitments may expire without being drawn, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

RESULTS OF OPERATIONS

Total investment and other income was $20.8 million for the first quarter of 2020, representing a weighted average annualized portfolio yield of 12.7% on total debt investments, as compared to $17.5 million and 16.5% for the first quarter of 2019. The increase in investment income was driven primarily by a higher average portfolio balance between periods.

Operating expenses for the first quarter of 2020 were $8.6 million as compared to $7.6 million for the first quarter of 2019. Operating expenses for the first quarter of 2020 consisted of $4.2 million of interest expense and amortization of fees, $2.8 million of base management fees, $0.7 million of administration agreement expenses and $1.0 million of general and administrative expenses. Operating expenses for the first quarter of 2019 consisted of $2.2 million of interest expense and amortization of deferred credit facility costs, $1.8 million of base management fees, $2.5 million of income incentive fees, $0.4 million of administration agreement expenses and $0.7 million of general and administrative expenses.

For the first quarter of 2020, the Company recorded net investment income of $12.2 million, or $0.41 per share, as compared to $9.9 million, or $0.40 per share, for the first quarter of 2019. The increase between periods was driven primarily by a higher average portfolio balance between periods and the impact of the total return provision under the income component of our incentive fee structure.

During the first quarter of 2020, the Company recorded $0.3 million, or $0.01 per share, of net realized losses on investments, compared to net realized losses on investments of $29,000, or $0.00 per share, for the first quarter of 2019. Net unrealized losses on investments for the first quarter of 2020 were $17.0 million, or $0.57 per share, resulting primarily from mark-to-market related changes, as well as credit-related adjustments, as compared to net unrealized gains on investments of $1.2 million, or $0.05 per share, for the first quarter of 2019.

The Company’s net decrease in net assets resulting from operations for the first quarter of 2020 was $5.1 million, or $0.17 per share, as compared to a net increase in net assets resulting from operations of $11.1 million, or $0.45 per share, for the first quarter of 2019.

CREDIT QUALITY

The Company maintains a credit watch list with portfolio companies placed into one of five categories, with Clear, or 1, being the highest rating and Red, or 5, being the lowest. Generally, all new loans receive an initial grade of White, or 2, unless the portfolio company’s credit quality meets the characteristics of another risk category.

As of March 31, 2020, the weighted average investment ranking of the Company’s debt investment portfolio was 2.00, as compared to 1.94 at the end of the prior quarter. During the quarter ended March 31, 2020, portfolio company credit category changes consisted of the following: two portfolio companies were upgraded from White (2) to Clear (1); two portfolio companies were upgraded from Yellow (3) to White (2); and three portfolio companies were downgraded from White (2) to Yellow (3).

The following table shows the credit rankings for the Company’s debt investments at fair value as of March 31, 2020 and December 31, 2019.

	March 31, 2020			December 31, 2019
Credit Category (dollars in thousands)	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies	Fair Value	Percentage of Total Debt Investments	Number of Portfolio Companies
Clear (1)	$131,840	19.9%	10	$121,866	20.2%	8
White (2)	421,008	63.6	22	425,016	70.3	23
Yellow (3)	88,409	13.4	4	31,103	5.1	3
Orange (4)	18,400	2.8	1	22,956	3.8	1
Red (5)	2,093	0.3	3	3,577	0.6	3
	$661,750	100.0%	40	$604,518	100.0%	38

NET ASSET VALUE

As of March 31, 2020, the Company’s net assets were $395.0 million, or $12.85 per share, as compared to $332.5 million, or $13.34 per share, as of December 31, 2019.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2020, the Company had total liquidity of $128.6 million, consisting of cash and restricted cash of $85.6 million and available capacity under its revolving credit facility of $43.0 million (which excludes an additional $100.0 million available under the credit facility’s accordion feature), subject to existing advance rates, terms and covenants. In addition, as of March 31, 2020, the Company held $16.5 million in publicly-traded stock available for sale. The Company ended the quarter with a 1.02x leverage ratio, or an asset coverage ratio of 198%.

The Company completed an underwritten offering of 5.0 million shares of common stock, at a public offering price of $14.08 per share. In connection with the offering, the Company granted the underwriters an option to purchase up to an additional 750,000 shares of its common stock. The initial offering closed on January 13, 2020, and the Company received net proceeds of approximately $68.3 million from the sale of the shares, after deducting the underwriting discounts and commissions. On January 17, 2020, the Company received an additional $10.2 million as a result of the underwriters' full exercise of their option to purchase the additional 750,000 shares, resulting in aggregate net proceeds of $78.5 million after deducting the underwriting discounts and commissions.

In March 2020, the Company completed a private offering of $70.0 million in aggregate principal amount of 4.50% Notes due March 2025 (the “2025 Notes”). The 2025 Notes are unsecured and bear an interest rate of 4.50% per year, payable semiannually, will mature on March 19, 2025, and may be redeemed in whole or in part at any time or from time to time at the Company’s option at par plus accrued interest to the prepayment date and, if applicable, a premium. The 2025 Notes represent the Company’s first institutional notes offering after receiving its investment grade credit rating by DBRS.

DISTRIBUTION

On April 30, 2020, the Company’s board of directors declared a quarterly distribution of $0.36 per share for the second quarter of 2020, payable on June 30, 2020 to stockholders of record as of June 16, 2020. As of December 31, 2019, the Company had spillover income of $7.3 million, or $0.29 per share.

COVID-19 DEVELOPMENTS

The COVID-19 pandemic, and the related effect on the U.S. and global economies, including the current economic downturn and the uncertainty associated with the timing and likelihood of economic recovery, has had adverse consequences for the business operations of some of the Company’s portfolio companies and has adversely affected, and threatens to continue to adversely affect, the Company’s operations and the operations of its investment adviser. Given the dynamic nature of this situation, the Company cannot reasonably estimate the full impact of COVID-19 on its financial condition, results of operations or cash flows in the future. However, the Company does expect that it may have a material adverse impact on future net investment income, the fair value of the Company’s portfolio investments, and the results of operations and financial condition of the Company and its portfolio companies. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the Securities and Exchange Commission on May 6, 2020, for more information.

SUBSEQUENT EVENTS

Since March 31, 2020 and through May 5, 2020:

▪	The Company received $10.0 million of principal prepayments generating approximately $1.1 million of accelerated income;

▪	TPC’s direct originations platform entered into $46.5 million of additional non-binding signed term sheets with venture growth stage companies;

▪	The Company closed $5.4 million of additional debt commitments; and

▪	The Company funded $16.7 million in new investments.

CONFERENCE CALL

The Company will host a conference call at 6:00 p.m. Eastern Time, today, May 6, 2020, to discuss its financial results for the quarter ended March 31, 2020. To listen to the call, investors and analysts should dial 1 (844) 826-3038 (domestic) or 1 (412) 317-5184 (international) and ask to join the TriplePoint Venture Growth BDC Corp. call. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through June 6, 2020, by dialing 1 (877) 344-7529 (domestic) or 1 (412) 317-0088 (international) and entering conference ID 10143648. The conference call will also be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for 30 days after the call.

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.

The Company was formed to expand the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by lending primarily with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. More information is available at http://www.tpvg.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute forward-looking statements. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including as a result of changes in economic, market or other conditions, the impact of the COVID-19 pandemic and its effects on the Company’s and its portfolio companies' results of operations and financial condition, and those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. More information on these risks and other potential factors that could affect the Company’s financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed quarterly report on Form

10-Q and annual report on Form 10-K, as well as in subsequent filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

INVESTOR RELATIONS AND MEDIA CONTACT

Abernathy MacGregor Group
Alan Oshiki / Barry Hutton
212-371-5999 | 415-926-7961
aho@abmac.com | brh@abmac.com

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except per share data)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Investments at fair value (amortized cost of $737,726 and $660,675, respectively)	$713,155	$653,129
Cash	84,693	20,285
Restricted cash	887	6,156
Deferred credit facility costs	1,319	1,603
Prepaid expenses and other assets	2,971	2,975
Total assets	$803,025	$684,148

Liabilities
Revolving Credit Facility	$257,000	$262,300
2022 Notes, net	73,581	73,454
2025 Notes, net	69,054	—
Other accrued expenses and liabilities	8,394	15,888
Total liabilities	$408,029	$351,642

Net assets
Preferred stock, par value $0.01 per share (50,000 shares authorized; no shares issued and outstanding, respectively)	$—	$—
Common stock, par value $0.01 per share (450,000 shares authorized; 30,746 and 24,923 shares issued and outstanding, respectively)	307	249
Paid-in capital in excess of par value	411,644	333,052
Total distributable earnings (loss)	(16,955)	(795)
Total net assets	$394,996	$332,506
Total liabilities and net assets	$803,025	$684,148

Net asset value per share	$12.85	$13.34

TriplePoint Venture Growth BDC Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)
Investment income
Interest income from investments	$20,274	$17,147
Other income	567	344
Total investment and other income	$20,841	$17,491

Operating expenses
Base management fee	$2,774	$1,761
Income incentive fee	—	2,479
Interest expense and amortization of fees	4,162	2,203
Administration agreement expenses	681	422
General and administrative expenses	987	711
Total operating expenses	$8,604	$7,576

Net investment income	$12,237	$9,915

Net realized and unrealized gains (losses)
Net realized gains (losses) on investments	$(330)	$(29)
Net change in unrealized gains (losses) on investments	(17,025)	1,183
Net realized and unrealized gains (losses)	$(17,355)	$1,154

Net increase (decrease) in net assets resulting from operations	$(5,118)	$11,069

Basic and diluted net investment income per share	$0.41	$0.40
Basic and diluted net increase (decrease) in net assets per share	$(0.17)	$0.45
Basic and diluted weighted average shares of common stock outstanding	29,883	24,782

Weighted Average Portfolio Yield on Total Debt Investments

Ratios (Percentages, on an annualized basis)(1)	For the Three Months Ended March 31,
	2020	2019
Weighted average portfolio yield on total debt investments(2)	12.7%	16.5%
Coupon income	9.8%	10.7%
Accretion of discount	1.2%	0.9%
Accretion of end-of-term payments	1.7%	2.2%
Impact of prepayments during the period	—%	2.7%
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(1)
Weighted average portfolio yields on total debt investments for periods shown are the annualized rates of interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.

(2)	The weighted average portfolio yields on total debt investments reflected above do not represent actual investment returns to the Company’s stockholders.